Exhibit 10.2

Exhibit A
AGREEMENT OF MERGER

This Agreement of Merger, dated as of May 12, 2010 (the “Merger Agreement”), is entered into by and among ubroadcast, inc., a Delaware corporation (“Parent”), SI Acquisition Corp., a Delaware corporation wholly owned by Parent (“Acquiror”), and Santéon, Inc., a Delaware corporation (“Target”) (Acquiror and Target being hereinafter collectively referred to as the “Constituent Corporations”).

WHEREAS, prior to the execution of this Merger Agreement, Parent, Acquiror and Target have entered into an Plan and Agreement of Merger dated as of May 7, 2010 (the “Plan of Merger”), providing for certain representations, warranties and agreements in connection with the transaction contemplated; and

WHEREAS, the Boards of Directors of Parent, Acquiror and Target have approved the acquisition of Target by Acquiror; and

WHEREAS, the Boards of Directors of Parent, Acquiror and Target have approved the merger of Target into Acquiror (the “Merger”) upon the terms and subject to the conditions set forth herein and in the Plan of Merger; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization with the meaning of §§ 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the “Code”); and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Acquiror and Target agree as follows:

ARTICLE I.  THE MERGER

Section 1.1.  The Merger.

(a)           At the Effective Time (as defined in Section 1.2) and subject to the terms and conditions of this Merger Agreement and the Plan of Merger, Target shall be merged into Acquiror and the separate existence of Target shall thereupon cease, in accordance with the applicable provisions of the Delaware General Corporation Law (the “Delaware Law”).

(b)           Acquiror will be the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”) and will continue to be governed by the laws of the State of Delaware, and the separate corporate existence of Acquiror and all of its rights, privileges, immunities and franchises, public or private, and all its duties and liabilities as a corporation organized under the laws of the State of Delaware will continue unaffected by the Merger.

(c)           The Merger will have the effects specified by the Delaware Law.

Section 1.2.  Effective Time.  As soon as practicable following fulfillment or waiver of the conditions specified in Article 1.2 of the Plan of Merger and provided that this Merger Agreement has not been terminated or abandoned pursuant to Article IV hereof, the Constituent Corporations will cause a Certificate of Merger (the “Articles of Merger”) to be filed with the office of the Secretary of State of Delaware, as provided in the Delaware Law.  Subject to and in accordance with the Delaware Law, the Merger will become effective at the date and time the a Certificate of Merger are filed with the office of the Secretary of State of Delaware, or such later time or date as may be specified in the a Certificate of Merger (the “Effective Time”).

ARTICLE II.  THE SURVIVING CORPORATION

Section 2.1.  Certificate of Incorporation.  The Certificate of Incorporation of Acquiror as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time; provided, however, that the name of Acquiror shall be changed to “ubroadcast, Inc.”, as soon as is practicable following the Effective Time.

Section 2.2.  Bylaws.  The Bylaws of Acquiror as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time.

Section 2.3.  Board of Directors.  Upon the Closing, the following directors of Parent, Jason Sunstein and David Loflin, shall resign and, in their place, Ashraf Rofail, Ahmed Sidky, Ashraf Yacoub, John Castiglione and Doug Hay shall be elected, to serve until the earlier of their removal or resignation.

ARTICLE III.  CONVERSION OF SHARES

Section 3.1.  Conversion of Target Shares in the Merger. Pursuant to this Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Target:

(a)           all shares of common stock of Target (the “Target Common Stock”) owned by Parent or any subsidiary of Parent or Target shall be cancelled and shall cease to exist from and after the Effective Time; and

(b)           each remaining issued and outstanding share of Target Common Stock shall be converted into, and become exchangeable for shares of the $.001 par value per share common stock of Parent (the “Parent Common Stock”), as follows:

at the Effective Time, each share of Target Common Stock shall be exchanged for 40  shares of Parent Common Stock, for a total of 80,000,000 shares of Parent Common Stock (these shares of Parent Common Stock are referred to as the “Closing Shares”).  The Closing Shares are referred to as the “Merger Consideration”.

Section 3.2.  Status of Acquiror Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Acquiror, each issued and outstanding share of common stock of Acquiror shall continue unchanged and remain outstanding as a share of common stock of the Surviving Corporation.

Section 3.3.  Exchange of Target Common Stock Certificates.  As soon as practicable after the Effective Time, Parent shall cause the exchange of Target Common Stock for Parent Common Stock (as required in Section 3.1(b) herein and Section 1.6 of the Plan of Merger) to occur. Shares of Parent Common Stock into which shares of Target Common Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

ARTICLE IV.  TERMINATION AND AMENDMENT

Section 4.1.  Termination.  This Merger Agreement shall terminate in the event of, and upon termination of, the Plan of Merger.

Section 4.2.  Amendments.  This Merger Agreement may be amended by the parties hereto, at any time before or after approval hereof by the shareholders of Target, but, after any such approval, no amendment shall be made which (a) changes the ratio at which Target Common Stock is to be converted into Parent Common Stock pursuant to Section 3.1, (b) in any way materially adversely affects the rights of holders of Target Common Stock or (c) changes in any of the principal terms of this Merger Agreement, in each case, without the further approval of such shareholders. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 4.3.  Waiver.  At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

Section 4.4.  Notices.  All notices required to be given hereunder shall be in writing and shall be deemed given when delivered in person or sent by confirmed facsimile, or when received if given by Federal Express or other nationally recognized overnight courier service, or five (5) business days after being deposited in the United

States mail, postage prepaid, registered or certified mail, addressed to the applicable parties as follows:

(a)	If to Parent or Acquiror:	with copies to:

	ubroadcast, inc.	_______________
	1666 Garnet Avenue, Suite 312	_______________
	San Diego, California 92109	_______________

(b)	If to Target:	with copies to:

	Santéon, Inc.	_______________
	11710 Plaza America Drive, Suite 2000	_______________
	Reston, VA 20190	_______________

Section 4.5.  Arbitration.  Any dispute arising under this Merger Agreement shall be resolved by arbitration in San Diego, California, under the Rules of the American Arbitration Association, as then in effect. The determination and award of the arbitrator, which aware may include punitive damages, shall be final and binding on the parties and may be entered as a judgment in any court of competent jurisdiction. It is expressly agreed that the arbitrators, as part of their award, can award attorneys’ fees to the prevailing party.

Section 4.6.  Entire Agreement.  This Merger Agreement and the Plan of Merger constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. The parties and their respective affiliates make no representations or warranties to each other, except as contained in the Plan of Merger, and any and all prior representations and statements made by any party or its representatives, whether verbally or in writing, are deemed to have been merged into this Merger Agreement and the Plan of Merger, it being intended that no such representations or statements shall survive the execution and delivery of this Merger Agreement and the Plan of Merger.

Section 4.7.  Non-Waiver.  The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Merger Agreement, to exercise any right or privilege conferred in this Merger Agreement, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Merger Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

Section 4.8.  Counterparts. This Merger Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 4.9.  Severability. The invalidity of any provision of this Merger Agreement or portion of a provision shall not affect the validity of any other provision of this Merger Agreement or the remaining portion of the applicable provision.

Section 4.10.  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in such State.

Section 4.11.  Binding Effect; Benefit.  This Merger Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. Nothing in this Merger Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Merger Agreement, including, without limitation, third party beneficiary rights.

Section 4.12.  Assignability. This Merger Agreement shall not be assignable by either party or by operation of law, except with the express written consent of each other party.

Section 4.13.  Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, Parent, Acquiror and Target have executed this Agreement of Merger on the date first above written.

UBROADCAST, INC. By: /s/ John L. Castiglinone John L. Castiglione President	SANTÉON, INC. By: /s/ Ashraf M. Rofail Ashraf M. Rofail President	SI ACQUISITION CORP. By: /s/ John L. Castiglione John L. Castiglione President

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